                                                                   Exhibit 12.01


                           QUESTAR PIPELINE COMPANY
                      RATIO OF EARNINGS TO FIXED CHARGES

                                                                                                                        12 Months
                                                                  Year Ended December 31,                             Ended June 30,
                                         1993             1994             1995            1996             1997           1998
                                     ---------------------------------------------------------------------------------------------
                                                                     (Dollars in Thousands)                            (Unaudited)
EARNINGS
Income from continuing operations
   before income taxes                  $33,855          $31,551         $32,760          $36,058          $42,906         $45,084
Less income from Overthrust
   Pipeline Company                       (128)            (229)         (1,220)            (182)
Plus debt expense                        13,114           13,107          13,472           13,416           13,536          13,805
Plus allowance for borrowed funds
   used during construction                 322              376             138              229              210             317
Plus 50% of rental expenses                 371              356             313              280              261             275
                                     ---------------------------------------------------------------------------------------------
                                        $47,534          $45,161         $45,463          $49,801          $56,913         $59,481
                                     =============================================================================================

FIXED CHARGES
Debt expense                            $13,114          $13,107         $13,472          $13,416          $13,536         $13,805
Plus allowance for borrowed funds
   used during construction                 322              376             138              229              376             317
Plus 50% of rental expense                  371              356             313              280              261             275
                                     ---------------------------------------------------------------------------------------------
                                        $13,807          $13,839         $13,923          $13,925          $14,173         $14,397
                                     =============================================================================================

RATIO OF EARNINGS TO FIXED
   CHARGES (1)                             3.44             3.26            3.27             3.58             4.02            4.13

(1) For purposes of this presentation, earnings represent income from continuing operations before income taxes and fixed charges. Fixed charges consist of total interest charges, amortization of debt issuance costs and debt discounts, and the interest portion of rental costs.